Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Alopexx, Inc. on Form S-1 Amendment No. 16 (File No. 333-263328) of our report dated February 24, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Alopexx, Inc. as of December 31, 2024 and 2023 and for the years ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Hartford, CT

February 24, 2025

Marcum llp / CityPlace I / 185 Asylum Street / 25th Floor / Hartford, CT 06103 / Phone 860.760.0600 / marcumllp.com